Registration No. 333-

As filed with the Securities and Exchange Commission on June 20, 2017

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
            UNDER
              THE SECURITIES ACT OF 1933

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900
(Address and telephone number of Registrant's principal executive offices)

Elbit Vision Systems Global Share Incentive Plan (2016)

(Full title of plans)

Elbit Vision Systems US, Inc.
             319 Garlington Road, Suite B4
             Greenville, SC 29615
            USA
Tel: 864-288-9777
Facsimile: 864-288-9799

Copies of all Correspondence to:
ADRIAN DANIELS, ADV.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7867

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐  Accelerated filer ☐   Non-accelerated filer ☒   Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Elbit Vision System Global Share Incentive Plan (2016)
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share (3)	6,000	$2.9	$17,400	$2.016
Ordinary Shares, par value NIS 1.00 per share (3)	17,000	$3.18	$54,060	$6.265
Ordinary Shares, par value NIS 1.00 per share (3)	9,000	$3.3	$29,700	$3.442
Ordinary Shares, par value NIS 1.00 per share (3)	5,000	$3.79	$18,950	$2.196
Ordinary Shares, par value NIS 1.00 per share (3)	35,000	$3.89	$136,150	$15.779
Ordinary Shares, par value NIS 1.00 per share (4)	178,000	$3.65	$649,700	$75.3
TOTAL:	250,000			$104.998

(1)
This registration statement shall also cover any additional Ordinary Shares which may become issuable under the Elbit Vision Systems Global Share Incentive Plan (2016) (the “Plan”), by reason of any share split, reverse share split, bonus shares (stock dividend), combination of reclassification of the Ordinary Shares or any other increase of decrease in the number of the issued Ordinary Shares effected without receipt of consideration by the Registrant.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457 (h)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”). Options or awards which have not yet been granted pursuant to the Plan as of the date of this Registration Statement and the option price of which is therefore unknown, therefore the fee is calculated on the basis of the average of the bid and asked price for the Registrant’s Ordinary Shares on the OTCQB on June 19, 2017.

(3)	Represents Ordinary Shares underlying options previously granted under the Plan.

(4)	Represents Ordinary Shares that may be issued pursuant to future awards under the Plan.

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EXPLANATORY NOTE

Elbit Vision Systems Ltd., a company organized under the laws of the State of Israel (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of registering 250,000 Ordinary Shares, par value NIS 10.00 per share, of the Registrant, issuable pursuant to the Registrant’s Global Share Incentive Plan (2016), as may be amended (the “Plan”).  These 250,000 Ordinary Shares, par value NIS 10.00 each, have become authorized for issuance under the Plan in accordance with the resolution of the Board of Directors of the Registrant adopted in their meeting held August 9, 2016. The amount of Ordinary Shares authorized for issuance under the Plan and their par value have been adjusted to reflect the Company's 1-for-10 reverse share split effective March 27, 2017.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act.  Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (“Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2016 (filed on April 6, 2017).

•	Our Reports of Foreign Issuer on Form 6-K filed on April 27, 2017.

•
The description of the Ordinary Shares contained in the Registrant's Registration Statement on Form 8-A dated July 3, 1996, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

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All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law, 1999 (the “Companies Law”) and the Israeli Securities Law, 1968 (the “Securities Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its Articles of Association include a provision authorizing such indemnification:

1.    a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

2.    reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

3.    a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

4.    expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

5.    reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

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An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s Articles of Association:

1. a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

2. a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

3. a monetary liability imposed on the office holder in favor of a third party;

4. a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1) (a) of the Securities Law; and

5. expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

1. a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

2. a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

3. an act or omission committed with intent to derive illegal personal benefit; or

4. a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Under the Companies Law, the term "office holder" may include a director, managing director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title or a manager directly subordinate to the general manager.

We have entered into an insurance contract for office holders and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

We have also entered into indemnification agreements with certain of our office holders to the extent permitted by our Articles of Association. The indemnification agreements provide that, subject only to mandatory provisions of applicable law to the contrary, we will indemnify such individuals against the obligations and expenses described above with respect to acts performed in the capacity of an office holder, subject, in certain instances, to (i) the obligation or expense being imposed or expended in connection with a specified event; and (ii) a specific cap. The indemnification agreements also exempt such individuals from liability for damage caused or to be caused to us as a result of a breach of such individual's duty of care, subject only to mandatory provisions of applicable law to the contrary.

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Item 7.   Exemption From Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.   Undertakings.

   (a)            The undersigned Registrant hereby undertakes:

(1)                          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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                (4)                       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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PROSPECTUS

250,000 Ordinary Shares

This Prospectus relates to the resale, from time to time, by our Chief Executive Officer, our Chairman of the Board and certain of our current and former directors named herein under the caption “Selling Shareholders” (the “Selling Shareholders”) to the public of up to 250,000 of our ordinary shares, par value NIS 10.00 per share (“Ordinary Shares”), which have been, or may be, acquired by the Selling Shareholders through the exercise of stock options granted to them by our board of directors, or a committee appointed by the board of directors. See “Selling Shareholders.”

The Selling Shareholders may sell all or any portion of these Ordinary Shares in one or more transactions through (i) the OTCQB, in privately negotiated transactions or otherwise; (ii) directly to purchasers or through agents, brokers, dealers or underwriters; (iii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iv) or any other means described in the section entitled "Plan of Distribution."

Our ordinary shares are listed on the OTCQB under the symbol EVSNF. On June 19, 2017, the last reported sale price of our ordinary shares on the OTCQB was $3.63 per share.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 4.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is June 20, 2017

ABOUT ELBIT VISION SYSTEMS LTD.

Our legal and commercial name is Elbit Vision Systems Ltd. We were established in Israel on September 2, 1992 and organized pursuant to the Israel Companies Ordinance, 1983, which was replaced by the Israeli Companies Law (the “Companies Law”). We commenced independent commercial operations on January 1, 1994, as a subsidiary of Elbit Systems Ltd., or Elbit. Prior to such date, our business operated as a division of Elbit. In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market and traded on the Over-the-Counter Bulletin Board until June 21, 2001, at which time they were transferred to the NASDAQ SmallCap Market. On November 19, 2003, our ordinary shares were delisted from the NASDAQ SmallCap Market and traded on the Over-the-Counter Bulletin Board. As of March 2015 we are traded on the OTCQB. On March 27, 2017, we completed a 1-for-10 reverse share split of our ordinary shares. From July 1996 until May 4, 1999, our ordinary shares were quoted under the symbol EVSNF. From May 4, 1999, until November 18, 2003, they were quoted under the symbol EVSN.OB, and since November 19, 2003 our ordinary shares have been quoted under the symbol EVSNF. For a twenty day period following the completion of our 1-for-10 reverse share split, our shares were quoted under the symbol EVSND, following which our shares reverted back to the symbol EVSNF.

We have historically designed, developed, manufactured, marketed and supported automatic inspection and quality monitoring systems for the textile and other fabric industries.

In the third quarter of 2002, our management took the strategic decision to leverage our expertise in designing visual inspection systems and expand our business into new industrial fields. Since then, we have focused on an overall strategy of expanding our product portfolio and penetrating new markets. As part of this strategy we acquired two businesses, Panoptes Ltd., or Panoptes and ScanMaster Systems (IRT) Ltd. or ScanMaster and its subsidiary IRT ScanMaster Systems Inc., or ScanMaster, Inc., which operated in the fields of optical vision and non-destructive ultrasonic inspection application, respectively.

In September, 2004, we completed the acquisition of ScanMaster, a company that at the time developed, manufactured and marketed automated ultrasonic inspection and imaging equipment for the aircraft, aerospace, train, rail, pipe, plate and automotive industries. ScanMaster was established in 1986 by a group of researchers and engineers from the Tel Aviv University in Israel. ScanMaster manufactured instruments, transducers and turnkey non-destructive inspection systems for a wide range of industrial applications using ultrasonic technologies and had an installed base of more than five hundred field-proven systems and instruments.

In January 2006, we, together with our then subsidiary ScanMaster, consummated the acquisition of the business, assets, and shares of Panoptes, an innovator of machine vision systems for surface inspection, technical fabrics, textiles, glass and other woven materials.

In June 2010, due to the economic downturn, and the requirement for large capital investment coupled with the long payment cycle, we sold ScanMaster and substantially all of the assets of ScanMaster Inc. to a group of purchasers including our former chief executive officer and chairman of the board, David Gal and Ofer Sela, our former executive vice president, R&D Operations.

In December 2012 we completed a non-brokered private placement transaction, or the 2012 Private Placement Transaction, pursuant to which we sold 526,316 ordinary shares (on a split-adjusted basis) to Mr. Avi Gross at a price per share of $0.95 (on a split-adjusted basis) for gross proceeds of $500,000. Additionally, under the 2012 Private Placement Transaction, Mr. Gross provided our company with a $300,000 convertible loan, or the Convertible Loan, at a price per share of $0.95 (on a split-adjusted basis). As part of the 2012 Private Placement Transaction, Mr. Gross also received two warrants to purchase our ordinary shares: the first warrant, or First Warrant,  for the exercise of up to $200,000 of our ordinary shares, at a price per share of $0.95 (on a split-adjusted basis), and the second warrant, or the Second Warrant, for the exercise of up to $1,000,000 of our ordinary shares, at a price per share of $2 (on a split-adjusted basis), unless the Company achieves gross revenues of less than $19,000,000 for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $1.7 (on a split-adjusted basis). In August 2014, our audit committee and board of directors approved an amendment to the Second Warrant, pursuant to which the exercise price for the Second Warrant was fixed at $1.7 per share (on a split-adjusted basis). The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015. On June 10, 2013, Avi Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of each of the Convertible Loan and the First Warrant to US$ 0.85 (on a split-adjusted basis)). Consequently, we issued an additional 588,235 ordinary shares (on a split-adjusted basis) to Avi Gross upon this exercise. On December 27, 2015, Avi Gross exercised the Second Warrant. Consequently, we issued an additional 588,235 (on a split-adjusted basis) ordinary shares to Avi Gross upon this exercise.

Following the consummation of the 2012 Private Placement Transaction and the exercise of the Convertible Loan, the First Warrant and the Second Warrant, Mr. Gross’ holding in the Company amount, as of December 31, 2016, to 1,702,786 ordinary shares (on a split-adjusted basis), constituting 18.14% of the outstanding share capital of the Company.

Additionally, in accordance with the 2012 Private Placement Transaction and following the above referenced exercise, as long as he continues to hold at least 5% of the Company’s issued and outstanding shares, Mr. Gross, is entitled to appoint either a representative to attend all board meetings (subject to certain limitations) in a non-voting, observer capacity, or, alternatively, a nominee to be elected as a director to our board of directors. On May 1 2014, Mr Gross nominated and our board appointed Mr. Natan Avisar as Mr. Gross' appointee to serve on our board by filling a vacancy. On January 12, 2015, our annual general meeting approved the appointment of Mr. Natan Avisar as a director until our next annual general meeting and on May 2, 2016, our annual general meeting re-approved his appointment.

In July 2014 we completed a non-brokered private placement transaction, or the 2014 Private Placement Transaction, pursuant to which we sold an aggregate of 416,667 ordinary shares (on a split-adjusted basis) to SMD Advanced Technologies Ltd., or SMD, an Israeli private company controlled by Mr. Yaacov Kotlicki, at a price per share of $0.6 (on a split-adjusted basis) for gross proceeds of $250,000. Under the terms of this transaction, SMD's investment was to be consummated in three tranches – the first tranche of $150,000 was paid upon the closing of the transaction in consideration for the issuance of 250,000 ordinary shares (on a split-adjusted basis) and a three year warrant to purchase up to 125,000 of our ordinary shares (on a split-adjusted basis), for an aggregate exercise price of up to $100,000. The remaining tranches were paid in November 2014, upon our achievement of certain business milestones, such that SMD paid a further $100,000 in consideration for the issuance of 166,667 ordinary shares (on a split-adjusted basis) and the issuance of a three year warrant to purchase up to 83,334 ordinary shares (on a split-adjusted basis) for an aggregate exercise price of up to $66,666. On December 27, 2015, SMD exercised the warrants, for an exercise price of $146,667. Consequently, we issued an additional 183,334 ordinary shares (on a split-adjusted basis) to SMD upon this exercise.

Additionally, in accordance with the 2014 Private Placement Transaction and following the above referenced exercise, as long as SMD continues to hold at least 5% of our issued and outstanding shares, SMD is entitled to appoint a representative to attend all board meetings in a non-voting, observer capacity.

In accordance with a Form SC 13G/A filed by SMD and Mr. Kotlicki on February 14, 2017, as of such date SMD and Mr. Kotlicki do not hold any of our ordinary shares.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Item 3 to our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on April 6, 2017 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus. You should carefully consider these risks together with the other information in this prospectus before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this Prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.  Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

CAPITALIZATION

 The following table sets forth our long-term debt, debentures and capitalization as of March 31, 2017.

As of March 31, 2017 (US dollars in thousands)
Long-term loans (Net of current maturities)	---
Other Long Terms liabilities	109
Accrued severance pay	164
Shareholders' Equity	6,318

USE OF PROCEEDS

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Ordinary Shares covered by this Prospectus will go to the Selling Shareholders. Upon exercise by payment of cash of any outstanding options whose underlying shares are covered hereby, we will receive the exercise price of the options. If all of such options granted as of the date of this Prospectus to the Selling Shareholders are exercised for cash, we will receive approximately $54,060. We expect to use the proceeds we receive from the exercise of options of the Selling Shareholders, if any, for general working capital purposes.

We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are listed and traded on the OTCQB under the symbol “EVSNF”.

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the NASDAQ National Market, NASDAQ SmallCap Market, Over-the-Counter Bulletin Board or the OTCQB, as applicable (all capitalization information provided below was adjusted to reflect the 1-for-10 reverse share split):

Period	High ($)	Low ($)
May 2017	3.88	3.6
April 2017	4.5	3.55
March 2017	4.2	2.66
February 2017	3.8	3.3
January 2017	3.39	2.79
December 2016	3.1	2.71

First quarter 2017	4.2	2.66
Fourth quarter 2016	3.5	2.71
Third quarter 2016	3.55	2.455
Second quarter 2016	2.9	2.2
First quarter 2016	3.499	2.3
Fourth quarter 2015	2.671	2.570
Third quarter 2015	1.974	1.925
Second quarter 2015	1.706	1.691
First quarter 2015	1.524	1.496
Year ended 2016	3.55	2.2
Year ended 2015	2	1.9
Year ended 2014	1.8	0.4
Year ended 2013	0.7	0.5
Year ended 2012	1.1	0.6

On June 19, 2017, the last reported sale price of the ordinary shares was $3.63 on the OTCQB.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this Prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale, or any other methods permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of the Ordinary Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Ordinary Shares short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the Ordinary Shares offered by them will be the purchase price of the Ordinary Shares less discounts or commissions, if any. We will not receive any of the proceeds from this offering. Upon any exercise of options by the Selling Shareholders, however, we will receive the exercise price of the options.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required (or if appropriate, a post-effective amendment to this registration statement which includes this Prospectus), will be filed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discount, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Expenses of the Offering

We have incurred, or expect to incur, the following estimated expenses in connection with the sale of the securities covered by this Prospectus:

Securities and Exchange Commission Registration Fee	$104.998
Legal fees and expenses	$4,000
SELLING SHAREHOLDERS

Beneficial ownership and other information.

The Selling Shareholders acquired the Ordinary Shares being offered hereby pursuant to the exercise of options granted under our Elbit Vision Systems Global Share Incentive Plan (2016) (the “Plan”).

Mr. Josef Ran serves as a member of the Company's Board of Directors and as the Company's Chairman of the Board; Mr. Sam Cohen serves as a member of the Company's Board of Directors and as the Company's Chief Executive Officer; Mr. Yaron Menashe serves as a member of the Company's Board of Directors and as the Company's Chief Financial Officer; Messrs. Orit Stav and Ervin Leibovici serve as External Directors; and Messrs. Natan Avisar and Yaky Yanay serve as members of the Company's Board of Directors.

The address for each of the selling shareholders is c/o Elbit Vision Systems Ltd., 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900.

Nothing in this Registration Statement shall be construed as an admission that any Selling Shareholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any Selling Shareholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

The following table assumes that each Selling Shareholder will sell all of the securities owned by it and covered by this Prospectus. Information included in the table is based upon information provided by the Selling Shareholders. Our registration of these securities does not necessarily mean that the Selling Shareholders will sell any or all of such securities.

Except as otherwise noted below none of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering/ Percentage of Class[1]	Shares Being Offered	Shares Beneficially Owned Upon Completion of Offering / Percentage of Class
Josef Ran	17,000/0.18%	-	17,000/0.18%
Sam Cohen	1,593,300/16.92%	-	1,593,300/16.92%
Yaron Menashe	1,614,590/17.14%	-	1,614,590/17.14%
Orit Stav	17,000/0.18%	-	17,000/0.18%
Ervin Leibovici		17,000	-
Natan Avisar	17,000/0.18%	-	17,000/0.18%
Yaky Yanay	17,000/0.18%	-	17,000/0.18%

1
Beneficial ownership is calculated in accordance with General Instruction F. to Form 20-F, except that shares underlying all options covered by this Prospectus (both vested and unvested) are reflected as beneficially owned, and is based on 9,393,301 ordinary shares (on a split-adjusted basis) outstanding plus options exercisable within 60 days of June 20, 2017.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Following the completion of our 1-for-10 reverse share split effective as of March 27, 2017, our authorized share capital consists of 12 million ordinary shares, par value NIS 10.00 per share. No preferred shares are currently authorized. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital.

The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our articles of association require that we hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors, upon at least 21 days prior notice to our shareholders. In addition, general meetings will require at least 35 days’ prior notice to the extent required with respect to certain matters as required under the regulations issued pursuant to the Israeli Companies Law, 1999. No business may be commenced until a minimum quorum under applicable law, which currently provides for two or more shareholders holding at least one-quarter of the voting rights are present in person or by proxy. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, then any two shareholders present shall constitute a quorum, regardless of the number of shares held by them.

Shareholders may vote in person or by proxy, and will be required to prove title to their shares as required by the Companies Law pursuant to procedures established by the board of directors. Resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our articles of association;
•	appointment or termination of our auditors;
•	appointment and dismissal of directors, other than temporary directors which may be appointed by other directors;
•	approval of acts and transactions requiring general meeting approval under the Companies Law;
•	increase or reduction of our authorized share capital;
•	any merger as provided in Section 320 of the Companies Law;
•
the exercise of the board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for our proper management, as provided in Section 52(a) of the Companies Law.

A meeting of our shareholders shall be convened by our board of directors, at the request of any two directors or one quarter of the officiating directors, or by request of one or more shareholders holding at least 5% of our issued share capital. Within 21 days of receipt of the request, the board must convene a meeting and send out notices setting forth the date, time and place of the meeting.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Companies Law, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due. Our board of directors is authorized to declare dividends.

Our registration number at the Israeli Registrar of Companies is 520042854.

The objective stated in our articles of association is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law, as amended.

We had 9,393,301 ordinary shares outstanding as of June 20, 2017.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" providing that foreign currency transactions are generally permitted, although some restrictions still apply. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

 The State of Israel generally does not restrict the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms.

Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

General Corporate Tax Structure

             Israeli companies are generally subject to corporate tax at the rate of 25% of their taxable income beginning in 2016 and 24% of their taxable income beginning in 2017. Capital gains derived by an Israeli company are now generally subject to tax at the same rate as the corporate tax rate.

             In 2006, transfer pricing regulations came into force, following the introduction of Section 85A of the Israeli Tax Ordinance (New Version), 5721- 1961, referred to herein as the Israeli Tax Ordinance, under Amendment 132. The transfer pricing rules require that cross-border transactions between related parties be carried out implementing an arms’ length principle and reported and taxed accordingly.

In 2008, the Knesset passed an amendment to the Income Tax Law (Inflationary Adjustments), 1985, which limits the scope of the law starting in 2008 and thereafter. Starting in 2008, the revenues for tax purposes are measured in nominal values, excluding certain adjustments for changes in the consumer price index carried out in the period up to December 31, 2007. The amended law includes, among other provisions, the elimination of the inflationary additions and deductions and the additional deduction for depreciation for the period starting in 2008.

Law for the Encouragement of Industrial Research and Development, 1984

Under the terms of the Israeli Encouragement of Industrial Research and Development Law, 1984 (the "R&D Law"), as in effect prior to Amendment 7 to the R&D Law, enacted by the Israeli Parliament, the Knesset, on July 29, 2015 (the "R&D Amendment"), research and development programs that met specified criteria and were approved by a governmental committee of the Office of Chief Scientist of the Israeli Ministry of Economics and Industry (formerly the Ministry of Industry, Trade and Labor) (the "OCS"), known today as the Israel Innovation Authority (the "Authority"), were eligible for grants or loans of up to 50% of the project’s expenditures, as determined by the research committee, in exchange for the payment of royalties from the sale of products developed under the program, subject to meeting certain criteria. Regulations under the R&D Law generally provided for the payment of royalties to the OCS of 3-5% on sales of products and services derived from a technology developed using these grants until 100% of the dollar-linked grant is repaid. Our obligation to pay these royalties was contingent on our actual sale or commercialization of such products and services. In the absence of income derived from such products, no payment was required. Effective for grants received from the OCS under programs approved after January 1, 1999, the outstanding balance of the grants was subject to interest at a rate equal to the 12 month LIBOR applicable to dollar deposits that was published on the first business day of each calendar year. Following the full repayment of the grant, there was no further liability for royalties.

The terms of the Israeli government participation also required that the manufacture of products developed with government grants be performed in Israel. However, under the regulations of the R&D Law, if any of the manufacturing was performed outside of Israel, assuming we received approval from the OCS for the foreign manufacturing, we could be required to pay increased royalties. The increase in royalties depended upon the extent of the manufacturing volume that was performed outside of Israel as follows:

Extent of Manufacturing Volume Outside of Israel	Royalties to the Chief Scientist as percentage of Grants
less than 50%	120%
between 50% and 90%	150%
90% and more	300%

In general, the technology developed with the OCS grants could not be transferred to Israeli third parties without the prior approval of a governmental committee under the R&D Law and could not be transferred to non-Israeli third parties. Not just transfer of know-how was prohibited, but also transfer of any rights in such know-how. This approval, however, was not required for the export of any final products developed using the grants. Approval of the transfer of technology could be granted in specific circumstances only if the recipient abided by the provisions of the R&D Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that could be substantially increased.

On July 29, 2015, the Israeli Parliament, the Knesset, enacted the R&D Amendment, effective as of January 1, 2016, which is designated to provide the ability to respond quickly to the challenges of a changing world, after reaching the conclusion that the pre-R&D Amendment regime was found not to have the required flexibility in today's rapidly changing world. Pursuant to the R&D Amendment, the OCS was replaced with the Authority, which is comprised of a Council body, the Chief Scientist, the Director General and a member of the Research Committee. According to the R&D Amendment, the Council has broad discretion regarding material matters, including with respect to the new funding programs ("Tracks"), will be required to determine certain characteristics (which are mainly technical but also include the type of Benefit ("Benefit", as defined under the R&D Amendment, includes grants, loans, exemptions, discounts, guarantees and additional means of assistance, but with the exclusion of purchase of shares),  to be granted as well as its scope, conditions for receipt of approval for the Benefit and the identity of the party which is permitted to perform the approved activities, and may determine additional matters, including delay in payment of the Benefit and requests for provision of guarantees for its receipt, payment of an advance by the Authority, what know-how will be developed and requirements regarding its full or partial ownership, provisions regarding transfer, disclosure or exposure of know-how to third parties in Israel and abroad (including payment or non-payment for the same, as well as ceilings for such payments), requirements with respect to manufacture in Israel and transfer of manufacturing abroad (including payment for such transfer), performance of innovative activities for the benefit of third parties, etc. In addition, while the pre-R&D Amendment regime provided base-line default terms and conditions with respect to the core issues relevant for OCS grant recipients, as provided above, these default provisions have been largely rescinded by the R&D Amendment. Many of these matters are now decided separately for each Track by the Council, based on certain guidelines stipulated in the R&D Amendment. Such guidelines provide, for example, that considerable preference should be given to having ownership of Authority-funded know-how and rights vest with the Benefit recipient and/or with an Israeli company, with transfer of know-how and related rights abroad to be permitted only in exceptional circumstances. In addition, the R&D Amendment determines that the transfer of manufacturing rights abroad, whether under a license or otherwise, shall only be allowed in special circumstances. Nonetheless, these matters are merely guidelines, and the essential matters will be determined by the Council in its discretion. While the R&D Amendment is designated to provide flexibility in the rapidly changing business environment, leaving the above essential matters to the Council's discretion currently causes much ambiguity as to the implementation of the R&D Amendment. In addition, it should be noted that it seems that the pre-R&D Amendment regulations which determined material matters such as royalty rates, changes to royalty rates upon transfer of manufacturing rights abroad etc. will be rescinded, thus adding to the current uncertainty created by the R&D Amendment.

In addition, the Israeli authorities have indicated in the past that the government may reduce or abolish grants from the OCS in the future and we cannot assure that this will not apply after the R&D Amendment. If the Israeli authorities intend to reduce or abolish Benefits from the Authority, than even if these Benefits are maintained, we cannot assure you that we will receive such Benefits in the future. We cannot assure you that applications to the Authority will be approved, the approval terms and, until approved, the amounts of any Benefits are not determinable.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Such expenditures not so approved are required to be deducted over a three-year period.

Law for the Encouragement of Industry (Taxes), 1969

Under the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law, Industrial Companies (as defined below) are entitled to the following tax benefits:

(a) Amortization of purchases of know-how and patents over eight years for tax purposes.

(b) The right to elect, under specified conditions, to file a consolidated tax return with other related Israeli Industrial Companies.

 (c) Amortization of expenses incurred in connection with certain public securities issuances over a three-year period.

 (d) Accelerated depreciation rates on equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. Under the Industry Encouragement Law, an “Industrial Company” is defined as a company resident in Israel, at least 90% of the income of which, in any tax year, determined in Israeli currency, exclusive of income from government loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production activity.

We believe that we currently qualify as an Industrial Company within the definition of the Industry Encouragement Law. No assurance can be given that we will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Capital Gains Tax on Sales of Our Ordinary Shares

As of January 1, 2012, an individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a "substantial shareholder" (generally a shareholder with 10% or more of the right to profits, right to nominate a director (or an officer), voting rights, the right to receive assets upon liquidation, or the right to direct a shareholder that holds any of the aforesaid rights with respect to the manner by which such shareholder is to exercise such right(s), and all regardless of the source of such right.) in the company issuing the shares. There will generally be no capital gains tax on the inflationary surplus.

An individual who is a substantial shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by a company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

For gains derived from the sale of the Company's shares acquired before January 1, 2012, and sold on or after such date, other rates of tax will apply depending upon the length of time for which such shares were held.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of more than 25% in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

Pursuant to the treaty between the governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12‑month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the 12‑month period preceding such sale, exchange or disposition, would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. Having said this, in the event that one of the following two occurs, the aforesaid exemption shall not apply: (i) the capital gains arising from the sale of our company's shares will be attributable to a permanent establishment of the shareholder located in Israel; or (ii) the shareholder, being an individual, will be present in Israel for a period of time or several periods of time, which aggregate to a total of 183 days or more, during a single taxable year,

Taxation of Dividends

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 25% (or 30% in the case that such person is a substantial shareholder at the time in which dividend are being distributed or was a substantial shareholder during the 12 months that preceded the date of dividend distribution). If the income out of which the dividend is being paid is attributable to an Approved, Benefited or Preferred Enterprise under the Investment Law, the rate is 20%. A lower rate may be provided for in an applicable tax treaty. Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, generally, and subject to certain conditions, the maximum rate of withholding tax on dividends that are paid to a U.S. corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as the previous tax year and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5%, or 15% in the case of dividends paid out of the profits of an Approved Enterprise (as such term is defined in the Investment Law). A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by

Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits.

DIVIDEND POLICY

We have never declared or paid cash dividends on any of our shares and there can be no certainty that we will declare or pay cash dividends in the foreseeable future. We may retain future earnings, if any, to finance the growth and development of our business.

The Companies Law also restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the Companies Law), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

LEGAL MATTERS

             The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel.

EXPERTS

            The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 20-F and the effectiveness of our internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
 AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States and a substantial portion of our assets and of such persons' are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in the United States or Israeli courts based on the civil liability provisions of the United States federal securities laws, except to the extent that such judgment could be enforced in the United States against our United States subsidiary. Additionally, it may be difficult for you to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

We have filed a Registration Statement on Form S-8 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission's EDGAR system are available for retrieval on the Securities and Exchange Commission's website at www.sec.gov. We also generally make available on our own web site (www.evs.co.il) our year-end financial statements as well as other information.

This Prospectus is part of the Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the Registration Statement.

The Securities and Exchange Commission allows us to "incorporate by reference" into this Prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Prospectus. The documents filed with the Securities and Exchange Commission by our company are incorporated by reference to the Registration Statement are also incorporated by reference to this Prospectus.

All subsequent annual reports filed by our company pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.  We may also incorporate any Form 6-K subsequently submitted by us to the Securities and Exchange Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900, Attn: Chief Financial Officer, telephone number: 972-4-610-7609. Copies of these filings may also be accessed at our website, www.evs.co.il. Click on “Investor Relations” and then “SEC Filings.”

A copy of this Prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

250,000 Ordinary Shares

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer or sale is not permitted.  You should not assume that the information in this Prospectus is accurate as of any date other than the date that appears below.

June 20, 2017

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caesarea, Israel on the 20th day of June, 2017.

ELBIT VISION SYSTEMS LTD. By: /s/ Sam Cohen Sam Cohen Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Sam Cohen and Yaron Menashe or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date
/s/ Josef Ran Josef Ran	Chairman of the Board of Directors	June 20, 2017

/s/ Sam Cohen Sam Cohen	Chief Executive Officer	June 20, 2017

/s/ Yaron Menashe Yaron Menashe	Director and Chief Financial Officer	June 20, 2017

/s/ Ervin Leibovici Ervin Leibovici	External Director	June 20, 2017

/s/ Orit Stav Orit Stav	External Director	June 20, 2017

/s/ Yaky Yanay Yaky Yanay	Director	June 20, 2017

/s/ Natan Avisar Natan Avisar	Director	June 20, 2017

Authorized Representative in the United States

Elbit Vision Systems US, Inc. By: /s/ Yaron Menashe Yaron Menashe	June 20, 2017

Exhibit Index

Exhibit No.	Exhibit
4.1	Articles of Association, as amended, of the Registrant, incorporated by reference to Exhibit 1.1 to our Form 20-F, File No. 000-28580, filed with the Commission on April 6, 2017.
4.2
English summary from Hebrew original Memorandum of Association of the Registrant, incorporated by reference to our Registration Statement on Form F-1, File No. 333-03080, as amended, filed with the Commission on April 2, 1996.

4.3	Elbit Vision Systems Global Share Incentive Plan (2016).
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte Brightman Almagor, certified public accountants (Israel).
24.1	Power of Attorney (set forth on signature page).